TII INDUSTRIES, INC.
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FOR IMMEDIATE RELEASE:  NEWS RELEASE
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         TII ANNOUNCES CANCELLATION OF SPECIAL MEETING
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COPIAGUE,  New York,  April 7, 1999 - TII  Industries,  Inc.  (NASDAQ NMS: TIII)
announced today that it has canceled a Special Meeting of Stockholders scheduled to be held on April 20, 1999. The Company reported that the meeting was no longer necessary as the Stock Purchase Agreement between it and Alfred J. Roach, the Company's Chairman of the Board of Directors, which was subject to stockholder approval at the proposed Special Meeting, will be terminated upon completion of a settlement contemplated by a memorandum of understanding to settle a purported class action lawsuit instituted by two stockholders. The Stock Purchase agreement contemplated the Company's acquisition of PRC Leasing, Inc., a company owned by Mr. Roach that currently leases certain manufacturing equipment to the Company. The Company will continue to lease the equipment under the terms of the existing lease. The Company and PRC Leasing, Inc. have agreed not to exercise their respective options to terminate the lease on July 1999 and, therefore, the lease will continue in effect until July 2001.

"While we wanted stockholders to determine whether to proceed with a transaction that would have assured the Company the permanent availability of the equipment, we did not believe that incurring the substantial costs that protracted litigation would have entailed was prudent for the Company and its stockholders," noted Timothy J. Roach, President of the Company.


Founded in 1964, TII designs, manufactures and markets surge protection, network interface devices and station electronics products for the communications industries. The firm has operations in New York, Puerto Rico and the Dominican Republic.

For Additional Information, contact:
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Paul G. Sebetic, VP Finance & CFO - TII Industries, Inc. (516) 789-5000
Jack J. Tarulli, Director - Investor Relations - TII Industries, Inc. (516) 789-5000
Bob Frost, ECOM Consultants, Inc. - (212) 391-9475

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Statements   in  this   release   that   are   not   strictly   historical   are
"forward-looking" statements which should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors as well as other factors from time to time discussed in TII's SEC reports.

      Visit our worldwide web site located at http://www.tii-industries.com